TRANSTECH INDUSTRIES, INC.
                        AND SUBSIDIARIES

EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE

                                        For the Six Months Ended
                                                June 30,
                                          1996            1995

PRIMARY:

Weighted average common shares
  outstanding                          2,829,090       2,829,090
Dilutive effect of common stock
  equivalents                              -               -
                                       2,829,090       2,829,090

INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE EXTRAORDINARY
  ITEM                                   $(.30)          $(.45)

DISCONTINUED OPERATIONS:

INCOME (LOSS) FROM OPERATIONS, NET
  OF TAXES                                  -              .04

INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                      (.30)           (.41)

EXTRAORDINARY CHARGE                      (.18)

NET INCOME (LOSS) PER COMMON
  AND COMMON EQUIVALENT SHARE            $(.48)          $(.41)

FULLY DILUTED*

* For the six months ended June 30, 1996 and 1995, fully diluted earnings per share did not differ significantly from primary earnings per share and therefore is not presented.